EXHIBIT 5.1

[LETTERHEAD OF GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.]

March 9, 2004

HEI, Inc.
1495 Steiger Lake Lane
Victoria, Minnesota 55386

RE: Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel for HEI, Inc., a Minnesota corporation (the “Company”), which has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 350,000 additional shares of Common Stock, par value $.05 per share (the “Common Stock”), of the Company initially issuable upon the exercise of stock options granted pursuant to the HEI, Inc. 1998 Stock Option Plan, as amended through February 11, 2004 (the “Plan”).

     We have examined such documents and have reviewed such questions of law as we have deemed necessary and appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock initially issuable pursuant to the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and its associated stock option agreements, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.